Exhibit 10.1

SPONSOR LETTER AGREEMENT

This SPONSOR LETTER AGREEMENT (this “Agreement”) is made and entered into as of May 27, 2026, by and among Prologium Holding Inc., a Cayman Islands exempted company with limited liability (the “Company”), Translational Development Acquisition Corp., a Cayman Islands exempted company with limited liability (“TDAC”), and TDAC Partners LLC, a Delaware limited liability company (“Sponsor”).

WHEREAS, capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed thereto in the Agreement and Plan of Merger (the “Business Combination Agreement”) entered into as of May 27, 2026, by and among the Company, PLG Merger Sub 1, a Cayman Islands exempted company with limited liability and a wholly-owned direct Subsidiary of the Company (“Merger Sub 1”), PLG Merger Sub 2, a Cayman Islands exempted company with limited liability and a wholly-owned direct Subsidiary of the Company (“Merger Sub 2”), and TDAC, pursuant to which, among other things, (a) Merger Sub 1 will merge with and into TDAC, whereupon the separate corporate existence of Merger Sub 1 will cease, and TDAC will be the surviving company and continue its existence under the Cayman Islands Companies Act as a wholly-owned Subsidiary of the Company (the “First Merger”), and (b) immediately after the consummation of the First Merger, TDAC (as the surviving company of the First Merger) will merge with and into Merger Sub 2, whereupon the separate corporate existence of TDAC will cease, and Merger Sub 2 will be the surviving company and continue its existence under the Cayman Islands Companies Act as a wholly-owned Subsidiary of the Company (the “Second Merger” and, together with the First Merger, the “Mergers”);

WHEREAS, Sponsor is, as of the date of this Agreement, the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) and sole legal owner of (a)  4,657,500 TDAC Class B Ordinary Shares and (b) 4,850,000 TDAC Warrants exercisable for 4,850,000 TDAC Class A Ordinary Shares (all such securities set forth in clauses (a) and (b), being collectively referred to herein as the “Owned Securities”; and the Owned Securities and any other TDAC Ordinary Shares (or any securities convertible into or exercisable or exchangeable for TDAC Ordinary Shares) acquired by Sponsor after the date of this Agreement and during the term of this Agreement, being collectively referred to herein as the “Subject Securities”); and

WHEREAS, as a condition to their willingness to enter into the Business Combination Agreement, the Company and TDAC have requested that Sponsor enter into this Agreement.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated into this Agreement as if fully set forth below, and intending to be legally bound hereby, the parties hereto agree as follows:

Article 1
Representations and Warranties of Sponsor

Sponsor hereby represents and warrants to the Company and TDAC as follows:

Section 1.01.         Corporate Organization. Sponsor is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and has the requisite corporate power and authority to own, lease or operate its assets and properties and to conduct its business as it is now being conducted. Sponsor is duly licensed or qualified and in good standing (where such concept is applicable) as a foreign entity in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or materially impair the ability of Sponsor to consummate the transactions contemplated hereby.

Section 1.02.         Due Authorization. Sponsor has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within the Sponsor’s corporate, limited liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of the Sponsor. This Agreement has been duly and validly executed and delivered by the Sponsor and, assuming due and valid authorization, execution and delivery by each other party hereto, this Agreement constitutes a legally valid and binding obligation of the Sponsor, enforceable against the Sponsor in accordance with its terms hereof (except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies). If this Agreement is being executed in a representative or fiduciary capacity, the person signing this Agreement has full power and authority to enter into this Agreement on behalf of the Sponsor.

Section 1.03.         Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of other parties hereto contained in this Agreement, no consent of or with any Governmental Authority on the part of Sponsor is required to be obtained or made in connection with the execution, delivery or performance by Sponsor of this Agreement or the consummation by Sponsor of the transactions contemplated hereby, other than (a) applicable requirements, if any, of the Securities Act, the Exchange Act, and/or any state “blue sky” securities laws, and the rules and regulations thereunder and (b) where the failure to obtain or make such consents or to make such filings or notifications would not prevent, impede or, in any material respect, delay or adversely affect the performance by Sponsor of its obligations under this Agreement.

Section 1.04.         No-Conflict. The execution, delivery and performance by Sponsor of this Agreement do not and will not (a) contravene or conflict with or violate any provision of, or result in the breach of the organizational documents of Sponsor, (b) contravene or conflict with or result in a violation of any provision of any Applicable Law, Permit or Governmental Order binding upon or applicable to Sponsor or any of its properties or assets, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, any of the terms, conditions or provisions of any Contract to which Sponsor is a party, or (d) result in the creation or imposition of any Lien upon any of the properties or assets of Sponsor, except in the case of each of clauses (b) through (d) that would not prevent, impede or, in any material respect, delay or adversely affect the performance by Sponsor of its obligations under this Agreement.

Section 1.05.         Owned Securities. As of the date hereof, Sponsor is the beneficial and sole legal owner of the Owned Securities, and all such Owned Securities are owned by Sponsor free and clear of all Liens, other than Liens pursuant to (i) this Agreement, (ii) the Business Combination Agreement, (iii) the Ancillary Agreements, (iv) the TDAC Governing Document, and (v) the letter agreement, dated as of December 23, 2024, among TDAC, Sponsor and certain officers and directors of TDAC (the “Letter Agreement”), or (vi) any applicable securities laws. As of the date hereof, (a) the Owned Securities are the only equity securities in TDAC owned by the Sponsor, and (b) Sponsor has the sole right to vote the Owned Securities, and none of the Owned Securities is subject to any proxy, voting trust or other agreement, arrangement or restriction with respect to the voting of the Owned Securities, except as provided hereunder and under the Letter Agreement. Other than TDAC Warrants, the Sponsor does not hold or own any rights to acquire (directly or indirectly) any equity securities of TDAC or any equity securities convertible into, or which can be exchanged for, equity securities of TDAC.

Section 1.06.         Acknowledgement. Sponsor understands and acknowledges that each of the Company and TDAC is entering into the Business Combination Agreement in reliance upon Sponsor’s execution and delivery of this Agreement. Sponsor has received a copy of the Business Combination Agreement and is familiar with the provisions of the Business Combination Agreement.

Section 1.07.         Absence of Litigation. With respect to Sponsor, as of the date hereto, there is no action, suit, investigation or proceeding pending against, or, to the knowledge of Sponsor, threatened against, Sponsor or any of Sponsor’s properties or assets (including Sponsor’s Owned Securities) that could reasonably be expected to prevent, delay or impair the ability of Sponsor to perform its obligations hereunder or to consummate the transactions contemplated hereby.

Section 1.08.         Repeat of Certain Representations and Warranties. On each date after the date of this Agreement when Sponsor acquires the Subject Securities other than the Owned Securities, the representations and warranties contained in Section 1.05 and Section 1.07 shall be repeated with respect to the Subject Securities as of such later date.

Article 2
Representations and Warranties of TDAC

TDAC hereby represents and warrants to Sponsor and the Company as follows:

Section 2.01.      Corporate Organization. TDAC is an exempted company duly incorporated, is validly existing and is in good standing under the laws of the Cayman Islands and has the requisite corporate power and authority to own, lease or operate its assets and properties and to conduct its business as it is now being conducted. TDAC is duly licensed or qualified and in good standing (where such concept is applicable) as a foreign entity in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or materially impair the ability of TDAC to consummate the transactions contemplated hereby.

Section 2.02.      Due Authorization. TDAC has all requisite corporate power and authority to execute and deliver this Agreement, (subject to the consents, approvals, authorizations and other requirements described in Section 6.02 or Section 6.03 of the Business Combination Agreement) to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the board of directors of TDAC and no other corporate or equivalent proceeding on the part of TDAC is necessary to authorize this Agreement or TDAC’s performance hereunder (except that the TDAC Shareholder Approval is a condition to the consummation of the Mergers). This Agreement has been duly and validly executed and delivered by TDAC and, assuming due and valid authorization, execution and delivery by each other party hereto, this Agreement constitutes a legal, valid and binding obligation of TDAC, enforceable against TDAC in accordance with its terms, subject, as to enforceability, to general principles of equity, whether such enforceability is considered in a proceeding in equity or at law (the “Enforceability Exceptions”).

Section 2.03.      No-Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 6.03 of the Business Combination Agreement and obtaining the TDAC Shareholder Approval, the execution, delivery and performance by TDAC of this Agreement and the consummation of the transactions by TDAC contemplated hereby do not and will not (a) contravene or conflict with or violate any provision of, or result in the breach of the TDAC Governing Document, (b) contravene or conflict with or result in a violation of any provision of any Applicable Law, Permit or Governmental Order binding upon or applicable to TDAC or any of its properties or assets, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, any of the terms, conditions or provisions of any Contract to which TDAC is a party, or (d) result in the creation or imposition of any Lien upon any of the properties or assets of TDAC (including the Trust Account), except in the case of each of clauses (b) through (d) that would not prevent, impede or, in any material respect, delay or adversely affect the performance by TDAC of its obligations under this Agreement.

Article 3
Representations and Warranties of the Company

The Company hereby represents and warrants to Sponsor and TDAC as follows:

Section 3.01.         Corporate Organization. The Company is an exempted company duly incorporated, is validly existing and is in good standing under the laws of the Cayman Islands and has the requisite corporate power and authority to own, lease or operate its assets and properties and to conduct its business as it is now being conducted. The Company is duly licensed or qualified and in good standing (where such concept is applicable) as a foreign entity in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified would not, individually or in the aggregate, have a Company Material Adverse Effect.

Section 3.02.         Due Authorization. The Company has the requisite corporate power and authority to execute and deliver this Agreement, (subject to the consents, approvals, authorizations and other requirements described in Section 5.02 or Section 5.03 of the Business Combination Agreement) to perform all obligations to be performed by it hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the board of directors of the Company (the “Company Board”) and other than the consents, approvals, authorizations and other requirements described in Section 5.02 or Section 5.03 of the Business Combination Agreement, no other corporate proceeding on the part of the Company is necessary to authorize this Agreement or the Company’s performance hereunder. This Agreement has been duly and validly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery by each other party hereto, this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

Section 3.03.         No-Conflict. Subject to the receipt of the consents, approvals, authorizations, and other requirements set forth in Section 5.03 of the Business Combination Agreement, the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby do not and will not, (a) contravene or conflict with, or trigger shareholder rights that have not been duly waived under, the memorandum and articles of association or other organizational documents of the Company or any of its Subsidiaries, (b) contravene or conflict with or constitute a violation of any provision of any Applicable Law, Permit or Governmental Order binding upon or applicable to the Company or any of its Subsidiaries or any of their respective assets or properties, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, any of the terms, conditions or provisions of any Significant Contract or (d) result in the creation or imposition of any Lien on any asset, property or Equity Security of the Company or any of its Subsidiaries (other than any Permitted Liens), except in the case of clauses (b) through (d) above as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Article 4
Agreement to Vote; Certain Other Covenants of Sponsor

Section 4.01.         Agreement to Vote. At any meeting of TDAC Shareholders prior to the termination of this provision pursuant to Section 4.07, however called, or at any adjournment thereof, or in any circumstance in which the vote, consent or other approval of the shareholders of TDAC is sought, Sponsor shall (a) if a meeting is held, appear at such meeting or otherwise cause the Subject Securities to be counted as present at such meeting for purposes of establishing a quorum, and (b) vote or cause to be voted (including by class vote and/or written consent, if applicable) the Subject Securities (i) in favor of each Transaction Proposal, (ii) against any proposal relating to an Acquisition Transaction, (iii) against any proposal, action or agreement that would impede, frustrate, prevent or nullify the consummation of the Mergers and the other transactions contemplated by the Business Combination Agreement, (iv) for the approval of an extension of the deadline for TDAC to consummate the Mergers and the other transactions contemplated by the Business Combination Agreement, or any adjournment thereof (“Extension Proposal”), and (v) each of the proposals and any other matters necessary or reasonably requested by TDAC for consummation of the Mergers and the other transactions contemplated by the Business Combination Agreement.

Section 4.02.          No Transfer. From the date of this Agreement until the date of termination of this Agreement, Sponsor shall not, directly or indirectly, (a) (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option, right or warrant to purchase or otherwise transfer, dispose of or agree to transfer or dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder, with respect to any Subject Share, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Subject Securities, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii) (the actions specified in clauses (i) to (iii), collectively, “Transfer”), other than pursuant to the First Merger, (b) grant any proxies or powers of attorney or enter into any voting arrangement, whether by proxy, voting agreement, voting trust, voting deed or otherwise (including pursuant to any loan of Subject Securities), or enter into any other agreement, with respect to any Subject Securities, in each case, other than as set forth in the Business Combination Agreement, the Ancillary Agreements or the voting and other arrangements under the TDAC Governing Document, (c) take any action that would reasonably be expected to make any representation or warranty of Sponsor herein untrue or incorrect, or would reasonably be expected to have the effect of preventing or disabling Sponsor from performing its obligations hereunder, or (d) commit or agree to take any of the foregoing actions. Notwithstanding the foregoing, Sponsor may make Transfers of the Subject Securities (A) pursuant to this Agreement, (B) upon the consent of the Company and TDAC, (C) between Sponsor and any of its Affiliates and any of Sponsor’s and its Affiliates’ respective executive officers and directors, and (D) by virtue of Sponsor’s organizational documents upon liquidation, dissolution or distribution, provided that in each case of clauses (A) through (D), such transferee shall enter into a written agreement, in form and substance reasonably satisfactory to the Company and TDAC, agreeing to be bound by this Agreement to the same extent as Sponsor has been with respect to such transferred Subject Securities. Any action attempted to be taken in violation of this Section 4.02 will be null and void. Sponsor agrees with, and covenants to, the Company and TDAC that Sponsor shall not request TDAC to register the Transfer (by book-entry or otherwise) of any certificated or uncertificated interest representing any of the Subject Securities, unless the Transfer is permitted by this Section 4.02.

Section 4.03.         Waiver of Dissenters’ Rights. Sponsor hereby irrevocably waives, and agrees not to exercise or assert, any dissenters’ rights under Section 238 of the Cayman Islands Companies Act and any other similar statute in connection with the Mergers and the Business Combination Agreement.

Section 4.04.         No Redemption. Sponsor irrevocably and unconditionally agrees that, from the date hereof and until the termination of this Agreement, Sponsor shall not elect to cause TDAC to redeem any Subject Securities now or at any time legally or beneficially owned by Sponsor, or submit or surrender any of its Subject Securities for redemption, in connection with the transactions contemplated by the Business Combination Agreement or the Extension Proposal.

Section 4.05.         New Shares. In the event that prior to the consummation of the Mergers (the “Closing”; and the date on which the Closing actually occurs, the “Closing Date”) (a) any TDAC Ordinary Shares or other securities of TDAC are issued or otherwise issued to Sponsor, including, without limitation, pursuant to any share dividend or distribution, or any change in any of the TDAC Ordinary Shares or other share capital of TDAC by reason of any share subdivision, recapitalization, consolidation, exchange of shares or the like, (b) Sponsor acquires legal or beneficial ownership of any TDAC Ordinary Shares after the date of this Agreement, including upon exercise of options, settlement of restricted share units or capitalization of working capital loans, or (c) Sponsor acquires the right to vote or share in the voting of any TDAC Ordinary Share after the date of this Agreement (collectively, the “New Securities”), the term “Subject Securities” for the purposes of this Agreement shall be deemed to refer to and include such New Securities (including all such share dividends and distributions and any securities into which or for which any or all of the Subject Securities may be changed or exchanged into).

Section 4.06.         Letter Agreement. Each of Sponsor and TDAC hereby agrees that (a) from the date hereof until the termination of this Agreement, none of them shall, or shall agree to, amend, modify or vary the Letter Agreement, except in connection with the transactions contemplated by the Business Combination Agreement; and (b) the Lock-Up Restrictions (as defined below) shall supersede the lock-up provisions contained in the Letter Agreement.

Section 4.07.         Termination. This Agreement shall terminate upon the earlier of:

(a)            the Closing, provided, however, that upon such termination, (i) Section 4.03, this Section 4.07, Section 4.08, Section 5.02, Section 5.05, Section 5.06 and Section 5.07 shall survive indefinitely; and (ii) Section 4.12 and Section 5.01 shall survive until the date on which none of the Company, Sponsor or any holder of a Locked-Up Share has any rights or obligations hereunder; and

(b)            the termination of the Business Combination Agreement in accordance with its terms, and upon such termination, no party shall have any liability hereunder other than for its willful and material breach of this Agreement prior to such termination.

Section 4.08.      Additional Matters. Sponsor shall, from time to time, (i) execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as the Company or TDAC may reasonably request for the purpose of effectively consummating the transactions contemplated by this Agreement, the Business Combination Agreement and the Ancillary Agreements and (ii) refrain from exercising any veto right, consent right or similar right (whether under the TDAC Governing Document or the Cayman Islands Companies Act) which would prevent, impede or, in any material respect, delay or adversely affect the consummation of the Mergers or any other transaction contemplated by this Agreement, the Business Combination Agreement and the Ancillary Agreements.

Section 4.09.         Waiver of Anti-Dilution Protection and Adjustment of Share Number. Subject to, and conditioned upon the subsequent occurrence of the Closing and effective as of immediately prior to the effective time of the First Merger (the “First Merger Effective Time”), Sponsor, in its capacity as the holder of at least a majority of the TDAC Class B Ordinary Shares in issue, hereby waives, and agrees not to exercise, assert or claim, to the fullest extent permitted by Applicable Law, any adjustment to the conversion ratio set forth in Article 17.3 of the TDAC Governing Document with respect to the TDAC Class B Ordinary Shares, solely in connection with the transactions contemplated by the Business Combination Agreement.

Section 4.10.         Confidentiality. Sponsor shall be bound by and comply with Section 9.09 (No Shop), Section 12.10 (Confidentiality) and Section 12.13 (Publicity) of the Business Combination Agreement (and any relevant definitions contained in any such sections) as if (a) Sponsor was an original signatory to the Business Combination Agreement with respect to such provisions, and (b) each reference to the “TDAC” contained in Section 9.09, Section 12.10 and Section 12.13 of the Business Combination Agreement also referred to Sponsor.

Section 4.11.         Consent to Disclosure. Sponsor consents to and authorizes the Company or TDAC, as applicable, to publish and disclose in all documents and schedules filed with the SEC or any other Governmental Authority or applicable securities exchange, and any press release or other disclosure document that the Company or TDAC, as applicable, reasonably determines to be necessary or advisable in connection with the Mergers or any other transactions contemplated by the Business Combination Agreement or this Agreement, Sponsor’s identity and ownership of the Subject Securities, the existence of this Agreement and the nature of Sponsor’s commitments and obligations under this Agreement, and Sponsor acknowledges that the Company or TDAC may, in their sole discretion, file this Agreement or a form hereof with the SEC or applicable securities exchange. Sponsor agrees to promptly give the Company or TDAC, as applicable, any information that is in its possession that the Company or TDAC, as applicable, may reasonably request for the preparation of any such disclosure documents, and Sponsor agrees to promptly notify the Company and TDAC of any required corrections with respect to any written information supplied by it specifically for use in any such disclosure document, if and to the extent that Sponsor shall become aware that any such information shall have become false or misleading in any material respect.

Section 4.12.         Lock-Up Provisions.

(a)            Subject to the exceptions set forth herein, during the applicable Lock-Up Period (as defined below), Sponsor agrees not to, without the prior written consent of the Company Board (which must include the consent of at least three (3) directors designated by the Company), Transfer any Locked-Up Shares (as defined below) held by it. The foregoing limitations shall remain in full force and effect for a period of twelve (12) months from and after the Closing (such period, the “Lock-Up Period”) with respect to all the Locked-Up Shares. For purpose of this Section 4.12, “Locked-Up Shares” means (i) any Company Class A Ordinary Shares held by Sponsor immediately after the First Merger Effective Time and (ii) any Company Warrants held by Sponsor immediately after the First Merger Effective Time and any Company Class A Ordinary Shares acquired by Sponsor upon the conversion, exercise or exchange of such Company Warrants.

(b)            The restrictions set forth in Section 4.12(a) (the “Lock-Up Restrictions”) shall not apply to:

(i)             Transfers to (a) the Sponsor’s officers or directors or any affiliate (as defined below) or immediate family (as defined below) of any of the Sponsor’s officers or directors, (b) any shareholder, partner or member of the Sponsor or their affiliates, (c) any affiliate of the Sponsor, or (d) any employees of the Sponsor or of its affiliates;

(ii)            Transfers by virtue of the laws of the state of the Sponsor’s organization and the entity’s organizational documents upon dissolution of the Sponsor;

(iii)           pledges of any Locked-Up Shares to a financial institution that create a mere security interest in such Locked-Up Shares pursuant to a bona fide loan or indebtedness transaction so long as Sponsor continues to control the exercise of the voting rights of such pledged Locked-Up Shares as well as any foreclosures on such pledged Locked-Up Shares;

(iv)           transactions relating to Company Class A Ordinary Shares or other securities convertible into or exercisable or exchangeable for Company Class A Ordinary Shares acquired in open market transactions after the Closing, provided that no such transaction is required to be, or is, publicly announced (whether on Form 4, Form 5 or otherwise, other than a required filing on Schedule 13F, 13G or 13G/A) during the applicable Lock-Up Period;

(v)            the establishment of a trading plan that meets the requirements of Rule 10b5-1(c) under the Exchange Act (a “Trading Plan”); provided, however, that no sales of Locked-Up Shares shall be made by Sponsor pursuant to such Trading Plan during the applicable Lock-Up Period and no public announcement or filing is voluntarily made regarding such plan during the applicable Lock-Up Period;

(vi)           Transfers made in connection with a liquidation, merger, share exchange or other similar transaction that results in all of the Company’s shareholders having the right to exchange their Company Ordinary Shares for cash, securities or other property subsequent to the Closing Date; and

(vii)          transactions to satisfy any U.S. federal, state, or local income tax obligations of Sponsor (or its direct or indirect owners) arising from a change in the U.S. Internal Revenue Code of 1986, as amended (the “Code”), a change in or promulgation of new U.S. Treasury Regulations, or promulgation of any judicial or administrative guidance, in each case, after the date on which the Business Combination Agreement was executed by the parties, and such change or promulgation prevents the Mergers from qualifying as a “reorganization” pursuant to Section 368 of the Code, in each case, solely to the extent necessary to cover any tax liability as a result of the transaction;

provided, however, that in the case of clauses (i) through (iii), these permitted transferees must enter into a written agreement, in substantially the form of this Agreement, agreeing to be bound by the Lock-Up Restrictions and shall have the same rights and benefits under this Agreement. For purposes of this paragraph, “immediate family” shall mean a spouse, domestic partner, child, grandchild or other lineal descendant (including by adoption), father, mother, brother or sister of an individual; and “affiliate” shall have the meaning set forth in Rule 405 under the Securities Act of 1933, as amended.

(c)            For the avoidance of doubt, Sponsor shall retain all of its rights as a shareholder of the Company during the Lock-Up Period, including the right to vote any Locked-Up Shares or receive any dividends or distributions thereon.

(d)            In furtherance of the foregoing, the Company, and any duly appointed transfer agent for the registration or transfer of the Locked-Up Shares, are hereby authorized to decline to make any Transfer of securities if such Transfer would constitute a violation or breach of the Lock-Up Restrictions.

Section 4.13.      No Inconsistent Agreement. The Sponsor hereby represents and covenants that the Sponsor has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of the Sponsor’s obligations hereunder.

Article 5
General Provisions

Section 5.01.      The Company shall remove, and shall cause to be removed (including by causing its transfer agent to remove), any legends, marks, stop-transfer instructions or other similar notations pertaining to the lock-up arrangements herein from the book-entries evidencing any Locked-Up Shares at the time any such share is no longer subject to the Lock-Up Restrictions (any such Locked-Up Share, a “Free Share”), and shall take all such actions (and shall cause to be taken all such actions) necessary or proper to cause the Free Shares to be consolidated under the CUSIP(s) and/or ISIN(s) applicable to the unrestricted Company Class A Ordinary Shares or so that the Free Shares are in a like position. Notwithstanding Section 5.06, any holder of a Locked-Up Share is an express third-party beneficiary of this Section 5.01 and entitled to enforce specifically the obligations of the Company set forth in this Section 5.01 directly against the Company.

Section 5.02.      Notice. All notices and other communications among the parties hereunder shall be in writing and shall be deemed duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service or (d) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), to the Company and TDAC in accordance with Section 12.03 of the Business Combination Agreement and to Sponsor at the address set forth below (or at such other address for a party as shall be specified by like notice):

TDAC Partners LLC

52 E. 83rd Street,
New York, New York 10028

Attn:        Michael B. Hoffman

Email:      michael@stonecappartners.com

with a copy (which shall not constitute notice) to:

Venable LLP
151 W. 42nd St.
New York, NY 10036
Attention:       William N. Haddad

Email:               williamnhaddad@venable.com

Section 5.03.      Entire Agreement; Amendment. This Agreement constitutes the entire agreement and understanding between the parties hereto relating to the subject matter hereof and the transactions contemplated hereby and supersedes any other agreements and understandings, whether written or oral, that may have been made or entered into by or between the parties hereto relating to the subject matter hereof or the transactions contemplated hereby. This Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto.

Section 5.04.      Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties hereto, except that, for the avoidance of doubt, in connection with a Transfer of any Subject Securities or Locked-Up Shares in accordance with the terms of this Agreement, transferee to whom such Subject Securities or Locked-up Shares (as applicable) are transferred shall thenceforth be entitled to all the rights and be subject to all the obligations under this Agreement; provided, that no such assignment shall relieve the assigning party of its obligations hereunder. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any attempted assignment in violation of the terms of this Section 5.04 shall be null and void, ab initio. For the avoidance of doubt, no Transfer of Subject Securities, Locked-Up Shares or Free Shares shall be (or be deemed to be) an assignment of this Agreement or the rights or obligations hereunder.

Section 5.05.      Rights of Third Parties. The parties hereto hereby agree that their respective representations and warranties set forth herein are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Agreement, and nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement, including, without limitation, the right to rely upon the accuracy or completeness of the representations and warranties set forth herein.

Section 5.06.      Governing Law. This Agreement, and all Actions based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of New York, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction. Subject to Section 12.08 of the Business Combination Agreement, any Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby shall be settled by arbitration to be held in Hong Kong, which shall be administered by the Hong Kong International Arbitration Centre (the “HKIAC”) in accordance with the HKIAC Administered Arbitration Rules in force at the time of the commencement of the arbitration. There shall be three (3) arbitrators, among which one (1) shall be appointed by TDAC, one (1) appointed by the Company and one (1) appointed by the Secretary General of the HKIAC. The arbitration shall be conducted in English. The award of the arbitral tribunal shall be final and binding upon the parties thereto, and the prevailing party may apply to a court of competent jurisdiction for enforcement of such award.

Section 5.07.      Enforcement. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that (a) the parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 4.07, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the parties would have entered into this Agreement. Each party agrees that it will not allege, and each party hereby waives the defense, that the other parties have an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity. The parties acknowledge and agree that any party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 5.07 shall not be required to provide any bond or other security in connection with any such injunction.

Section 5.08.      Counterparts. This Agreement may be executed in two or more counterparts (any of which may be delivered by electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument. Delivery by email to counsel for the other parties of a counterpart executed by a party shall be deemed to meet the requirements of the previous sentence.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have hereunto caused this Agreement to be duly executed as of the date hereof.

PROLOGIUM HOLDING INC.

By:	/s/ Yang, Szu-Nan
	Name:	Yang, Szu-Nan
	Title:	Chief Executive Officer

[Signature Page to Sponsor Letter Agreement]

IN WITNESS WHEREOF, the parties hereto have hereunto caused this Agreement to be duly executed as of the date hereof.

TRANSLATIONAL DEVELOPMENT ACQUISITION CORP.

By:	/s/ Michael B. Hoffman
Name: Michael B. Hoffman
Title: Chief Executive Officer

[Signature Page to Sponsor Letter Agreement]

IN WITNESS WHEREOF, the parties hereto have hereunto caused this Agreement to be duly executed as of the date hereof.

TDAC PARTNERS LLC

By:	/s/ Michael B. Hoffman
Name: Michael B. Hoffman
Title: Managing Member

[Signature Page to Sponsor Letter Agreement]